Exhibit 99.2

1. Acceptance of Terms

The Decentraland Foundation (the “Foundation”), acting for the benefit of the Decentraland community as a whole, holds the intellectual property rights over, and makes available, (a) the DCL Client, the SDK 5.0, the Marketplace (https://market.decentraland.org), the Builder, the Blog, Events, Agora, Forum, the Land Manager, the Command Line Interface, DAO, the Developers’ Hub, the Rewards tool which, with any other features, tools and/or materials made available from time to time by the Foundation, are referred to herein as the “Tools” and (b) the website https://decentraland.org (the “Site”). Please read these Terms of Use (the “Terms” or “Terms of Use”) carefully before using the Tools and the Site. By using or otherwise accessing the Tools and the Site, you: (1) accept and agree to be bound by these Terms; (2) accept that the Tools are still in testing phase and that you use at your own risk, as further explained in Section 2 below; (3) represent that you are old enough to use the Tools and the Site pursuant to Sections 3 and 9 below; (4) consent to the collection, use, disclosure and other handling of information as described in the Privacy Policy, available here https://decentraland.org/privacy ; (5) accept and agree (5.1.) the Content Policy approved by the DAO, available here https://decentraland.org/content, and (5.2.) any additional terms and conditions of participation issued by the Foundation from time to time. If you do not agree to the Terms, then you must not access or use the Tools or the Site.

As per the endowment received, the Foundation makes available the Tools and the Site free of charge in order to allow different interactions with the Decentraland platform (“Decentraland”), a decentralized virtual world. The Foundation does not own or control Decentraland, as ownership and governance is decentralized in the community through the DAO.

Decentraland is governed by a decentralized autonomous organization (the “DAO”). For further information please see https://dao.decentraland.org.

The Foundation has no continuing obligation to operate the Tools and the Site and may cease to operate one or more of the Tools in the future, at its exclusive discretion, with no liability whatsoever in connection thereto.

With respect to the source code of the software of the Tools that has been released under an open source license, such software code must be used in accordance with the applicable open source license terms and conditions as described in Section 13 below. Other similar tools might be developed in the future by the community or third parties.

2. Disclaimer and Modification of Terms of Use

The Tools are provided on an “as is” and “as available” basis and may contain defects and software bugs. You are advised to safeguard important data, property and content, to use caution, and not to rely in any way on the correct or secure functionality or performance of the Tools.

Except for Section 17, providing for binding arbitration and waiver of class action rights, as detailed in Section 7, the Foundation reserves the right, at the sole discretion of the DAO, to modify or replace the Terms of Use at any time. The most current version of these Terms will be posted on the Site. You shall be responsible for reviewing and becoming familiar with any such modifications. Use of the Tools by you after any modification to the Terms constitutes your acceptance of the Terms of Use as modified.

3. Eligibility

You hereby represent and warrant that you are fully able and competent to enter into the terms, conditions, obligations, affirmations, representations and warranties set forth in these Terms and to abide by and comply with these Terms. Decentraland is a global platform and by accessing the Content, the Site or Tools, you are representing and warranting that you are of the legal age of majority in your jurisdiction as is required to access such Tools and Content and enter into arrangements as provided by the Tools. You further represent that you are otherwise legally permitted to use the Tools in your jurisdiction including owning cryptographic tokens, and interacting with the Site, Tools or Content in any way. You further represent that you are responsible for ensuring compliance with the laws of your jurisdiction and acknowledge that the Foundation is not liable for your compliance or failure to comply with such laws. You further represent and warrant that all funds or assets used by you have been lawfully obtained by you in compliance with all applicable laws.

4. Account Access and Security

Access to the Tools is provided via a third party private key manager selected by you (e.g., a Web3 Provider, Metamask, a USB interface for Ledger Wallet, the Mist browser, or other). Security and secure access to each account in the Tools is provided solely by the third party private key manager you select to administer your private key. You and the third party private key manager you select are entirely responsible for security related to access of the Tools and all information provided by you to such third party provider (including without limitation, email or phone number). The Foundation bears no responsibility for any breach of security or unauthorized access to your account (the “Account”). You are advised to: (a) avoid any use of the same password with your selected third party private key manager that you have ever used outside of the third party private key manager; and (b) keep your password and any related secret information secure and confidential and do not share them with anyone else.

You are solely responsible for all activities conducted through your Account whether or not you authorize the activity. In the event that fraud, illegality or other conduct that violates this

Agreement is discovered or reported (whether by you or someone else) that is connected with your Account, the DAO may suspend or block your Account (or Accounts) as described in Section 15.

You are solely responsible for maintaining the confidentiality of your password and for restricting access to your devices. You are solely responsible for any harm resulting from your disclosure, or authorization of the disclosure, of your password or from any person’s use of your password to gain access to your Account. You acknowledge that in the event of any unauthorized use of or access to your Account, password or other breach of security, you accept that due to the nature of the Tools and the platform itself, the Foundation will be unabl/e to remedy any issues that arise.

The Foundation will not be liable for any loss or damage (of any kind and under any legal theory) to you or any third party arising from your inability or failure for any reason to comply with any of the foregoing obligations, or for any reason whatsoever, except fraud on our part

The Foundation cannot and will not be liable for any loss or damage arising from your sharing or other loss of your private key or related information, or any other damage or loss arising from unauthorized access to your Account.

Transactions that take place using the Tools are confirmed and managed via the Ethereum blockchain. You understand that your Ethereum public address will be made publicly visible whenever you engage in a transaction using the Tools.

If you reside in a jurisdiction where online gambling is banned (such as the United States of America, China and South Korea) you must refrain from accessing Content which includes online gambling.

5. Representations and Risks

5.1 Disclaimer

You acknowledge and agree that your use of the Tools and the Site is at your sole risk. The Tools and the Site are provided on an “AS IS” and “as available” basis, without warranties of any kind, either express or implied, including, without limitation, implied warranties of merchantability, fitness for a particular purpose or non-infringement. You acknowledge and agree that the Foundation has no obligation to take any action regarding: which users gain access to or use the Tools; what effects the Tools may have on you; the LAND you own; how you may interpret or use the Tools; or what actions you may take or fail to take as a result of having been exposed to the Tools. You release the Foundation from all liability for your inability to access to the Site, Tools or any Content therein. The Foundation is not and cannot be responsible for and makes no representations, warranties or covenants concerning any

Content contained in or accessed through the Site, Tools, and the Foundation will not be responsible or liable for the accuracy, copyright compliance, legality or decency of material contained in or accessed through the Tools. The Content Policy over Decentraland is established and enforced exclusively by the Decentraland community through the DAO.

5.2 Sophistication and Risk of Cryptographic Systems

By utilizing the Tools, the Site or interacting with the Tools or platform or anything contained or provided therein in any way, you represent that you understand the inherent risks associated with cryptographic systems; and warrant that you have an understanding of the usage, risks, potential bugs based on novel technology (where applicable), and intricacies of native cryptographic tokens, like Ether (ETH) and Bitcoin (BTC), smart contract based tokens such as those that follow the Ethereum Token Standard (https://github.com/ethereum/EIPs/issues/20), MANA (the ERC-20 token that allows users to claim parcels of LAND and trade with each other within Decentraland), LAND (the ERC-721 token, associating each LAND parcel’s x and y coordinates with a definition of a parcel’s 3D scene that makes up the larger metaverse) and blockchain-based software systems.

5.3 Risk of Regulatory Actions in One or More Jurisdictions

The Foundation, MANA, LAND and ETH could be impacted by one or more regulatory inquiries or regulatory action, which could impede or limit your ability to access or use the Tools or Ethereum blockchain.

5.4 Risk of Weaknesses or Exploits in the Field of Cryptography

You acknowledge and agree that cryptography is a progressing field. Advances in code cracking or technical advances such as the development of quantum computers may present risks to smart contracts, cryptocurrencies and the Tools, which could result in the theft or loss of your cryptographic tokens or property, among other potential consequences. By using the Tools you acknowledge and agree to undertake these risks.

5.5 Use of Crypto Assets

Some Tools allow the use of MANA, ETH or other similar blockchain technologies. You acknowledge and agree that MANA, Ether and blockchain technologies and associated assets, and other assets are highly volatile due to many factors including but not limited to popularity, adoption, speculation, regulation, technology and security risks. You also acknowledge and agree that the cost of transacting on such technologies is variable and may increase at any time causing impact to any activities taking place on the Ethereum blockchain. The Foundation does not invite or make any offer to acquire, purchase, sell, transfer or otherwise deal in any crypto asset. Third parties may provide services involving the acquisition, purchase, sale, transfer or exchange of crypto-assets; the Foundation does not provide any such service and does not undertake any liability in connection thereto. You acknowledge and agree these risks and represent that the Foundation cannot be held liable for changes and fluctuations in value or increased costs.

There are risks associated with using an Internet-based currency, including, but not limited to, the risk of hardware, software and Internet connections failure or problems, the risk of malicious software introduction, and the risk that third parties may obtain unauthorized access to information stored within your wallet. You accept and acknowledge that the Foundation will not be responsible for any communication failures, disruptions, errors, distortions or delays you may experience when using the Ethereum network or any sidechain or similar device for processing transactions, however caused.

5.6 Application Security

You acknowledge and agree that the Site, the Tools and related applications are software code and are subject to flaws and acknowledge that you are solely responsible for evaluating any smart contract, code provided by the Site, Tools or Content and the trustworthiness of any third-party websites, products, smart-contracts, or Content you access or use through the Tools. You further expressly acknowledge and agree that Ethereum applications can be written maliciously or negligently, that the Foundation cannot be held liable for your interaction with such applications and that such applications may cause the loss of property or even identity. This warning and others later provided by the Foundation in no way evidence or represent an on-going duty to alert you to all of the potential risks of utilizing the Tools or the Site.

5.7 Third Party Providers

The Foundation neither owns nor controls MetaMask, Ledger Wallet, the Mist browser, Google Chrome, the Ethereum network, any Web3 Provider or any other third party site, product, or service that you might access, visit, or use for the purpose of enabling you to use the various features of the Tools. The Foundation shall not be liable for the acts or omissions of any such third parties, nor shall the Foundation be liable for any damage that you may suffer as a result of your transactions or any other interaction with any such third parties.

5.8 Taxes

You are solely responsible for determining what, if any, Taxes apply to your LAND parcel related transactions, and any other transaction conducted by you. The Foundation does not, and will not, have any insight into or control over any transactions conducted by you in Decentraland, and thus is not responsible for determining the Taxes that apply to your transactions entered through the Tools or otherwise involving any LAND parcel, or any other related transaction, and is not to act as a withholding Tax agent in any circumstances whatsoever.

5.9 Uses of the Tools

You acknowledge and agree that the Tools do not store, send, or receive LAND parcels. This is because LAND parcels exist only by virtue of the ownership record maintained on the Tools’ supporting blockchain in the Ethereum network. Any transfer of a LAND parcel occurs within the supporting blockchain in the Ethereum network, and not within the Tools.

5.10 Risks of Changes to Ethereum Platform

Upgrades by Ethereum to the Ethereum platform, a hard fork in the Ethereum platform, or a change in how transactions are confirmed on the Ethereum platform may have unintended, adverse effects on all blockchains using the ERC-20 standard, ERC-721 standard, or any other future Ethereum standard.

5.11 Wearables Curation Committee

You acknowledge that the Wearables Curation Committee or any other committee may restrict or ban certain contents, polls or decisions. You acknowledge you will be exclusively liable for any content you make available on the platform. Neither the DAO Committee nor the Wearables Curation Committee has any obligation with respect to the content.

6. Transactions and Feeds

6.1 If you elect to purchase, trade, or sell a LAND parcel, Avatar, wearable or other non-fungible token (“NFT”) with or from other users via the Tools, any financial transaction that you engage in will be conducted solely through the Ethereum network, Layer 2 solutions or other sidechains via Web3 providers. The Foundation will have no insight into or control over these payments or transactions, nor does it have the ability to reverse any transactions. With that in mind, the Foundation will have no liability to you or to any third party for any claims or damages that may arise as a result of any transactions that you engage in via the Tools, or any other transactions that you conduct via the Ethereum network, and other networks, sidechains, Layer 2 solutions or Web3 providers.

6.2 Ethereum requires the payment of a transaction fee (a “Gas Fee”) for every transaction that occurs on the Ethereum network. The Gas Fee funds the network of computers that run the decentralized Ethereum network. This means that you will need to pay a Gas Fee for each transaction that occurs via the Tools. You accept that the payment of the Gas Fee is inherent to the nature of the Ethereum network and alien to the Foundation or due to the use of the Tools.

6.3 As per a DAO’s decision, transactions taking place in the Marketplace will be subject to a 2.5% MANA cost (the “Marketplace Transaction Cost”) calculated over the amount of MANA involved in such transactions. Such MANA cost will be borne by the participants to the transaction. All MANA spent under the Marketplace Transaction Cost will be transferred to the treasury of the DAO. Please be aware that transactions in third-party NFT marketplaces (inside or outside Decentraland) may be subject to the fees charged by said third-party marketplaces as per the respective terms and conditions. The Foundation shall have no liability whatsoever with regards to transactions conducted in third-party marketplaces.

6.4 You will be solely responsible to pay any and all sales, use, value-added and other taxes, duties, and assessments (except taxes that may apply on our net income) now or hereafter claimed or imposed by any governmental authority (collectively, “Taxes”) associated with your use of the Tools (including, without limitation, any Taxes that may become payable as the result of your ownership, or transfer of any NFT and any activity conducted by you in Decentraland). Except for income taxes levied on the Foundation, you: (i) will pay or reimburse the Foundation for all national, federal, state, local or other taxes and assessments of any jurisdiction, including value added taxes and taxes as required by international tax treaties, customs or other import or export taxes, and amounts levied in lieu thereof based on charges set, services performed or payments made hereunder, as are now or hereafter may be imposed under the authority of any national, state, local or any other taxing jurisdiction; and (ii) shall not be entitled to deduct the amount of any such taxes, duties or assessments from payments made to the Foundation pursuant to these Terms.

7. Changes

The DAO may approve changes to the Terms from time to time. When the DAO approves changes, the Foundation will make available the updated Terms through the Site and update the “Last Updated” date at the beginning of these Terms accordingly. Please check these Terms periodically for changes. Any changes to the Terms will apply on the date that they are made, and your continued access to or use of the Tools or the Site after the Terms have been updated will constitute your binding acceptance of the updates. If you do not agree to any revised Terms, you must not access or use the Tools or the Site.

8. Children

You affirm that you are over the age of 13, as the Tools is not intended for children under 13. IF YOU ARE 13 OR OLDER BUT UNDER THE AGE OF 18, OR THE LEGAL AGE OF MAJORITY WHERE YOU RESIDE IF THAT JURISDICTION HAS AN OLDER AGE OF MAJORITY, THEN YOU AGREE TO REVIEW THESE TERMS WITH YOUR PARENT OR GUARDIAN TO MAKE SURE THAT BOTH YOU AND YOUR PARENT OR GUARDIAN UNDERSTAND AND AGREE TO THESE TERMS. YOU AGREE TO HAVE YOUR PARENT OR GUARDIAN REVIEW AND ACCEPT THESE TERMS ON YOUR BEHALF. IF YOU ARE A PARENT OR GUARDIAN AGREEING TO THE TERMS FOR THE BENEFIT OF A CHILD OVER 13, THEN YOU AGREE TO AND ACCEPT FULL RESPONSIBILITY FOR THAT CHILD’S USE OF THE TOOLS OR THE SITE, INCLUDING ALL FINANCIAL CHARGES AND LEGAL LIABILITY THAT HE OR SHE MAY INCUR.

TO ACCESS CERTAIN CONTENTS, YOU WILL NEED TO HAVE A MINIMUM AGE AS DETAILED IN THE CONTENT POLICY.

IN ALL CASES INVOLVING ONLINE GAMBLING YOU MUST BE OLDER THAN 18 YEARS (OR THE MINIMUM LEGAL AGE IN YOUR PLACE OF RESIDENCE).

9. Indemnity

You shall release and indemnify, defend and hold harmless the Foundation, the DAO, and its officers, directors, employees and representatives from and against any and all losses, liabilities, expenses, damages, costs (including attorneys’ fees and court costs) claims or actions of any kind whatsoever arising or resulting from your use of the Tools or the Site, your violation of these Terms of Use, and any of your acts or omissions. The Foundation reserves the right, at its own expense, to assume exclusive defense and control of any matter otherwise subject to indemnification by you and, in such case, you agree to cooperate with the Foundation in the defense of such matter.

10. Disclaimers

10.1 YOU ACKNOWLEDGE AND AGREE THAT YOU ASSUME FULL RESPONSIBILITY FOR YOUR USE OF THE SITE AND TOOLS. YOU ACKNOWLEDGE AND AGREE THAT ANY INFORMATION YOU SEND OR RECEIVE DURING YOUR USE OF THE SITE AND TOOLS MAY NOT BE SECURE AND MAY BE INTERCEPTED OR LATER ACQUIRED BY UNAUTHORIZED PARTIES. YOU ACKNOWLEDGE AND AGREE THAT YOUR USE OF THE SITE AND TOOLS IS AT YOUR OWN RISK. YOU ACKNOWLEDGE AND AGREE THAT THE TOOLS ARE PROVIDED “AS IS” AND “AS AVAILABLE” WITHOUT WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED. RECOGNIZING SUCH, YOU ACKNOWLEDGE AND AGREE THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NEITHER THE FOUNDATION, ITS DIRECTORS, OFFICERS AND EMPLOYEES, THE DAO, NOR ITS SUPPLIERS OR LICENSORS WILL BE LIABLE TO YOU FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR OTHER DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, GOODWILL, USE, DATA OR OTHER TANGIBLE OR INTANGIBLE LOSSES OR ANY OTHER DAMAGES BASED ON CONTRACT, TORT, STRICT LIABILITY, INFRINGEMENT OF INTELLECTUAL PROPERTY OR THEFT OR MISAPPROPRIATION OF PROPERTY OR ANY OTHER THEORY (EVEN IF THE FOUNDATION HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), RESULTING FROM THE SITE OR TOOLS; THE USE OR THE INABILITY TO USE THE SITE OR TOOLS; UNAUTHORIZED ACCESS TO OR ALTERATION OF YOUR TRANSMISSIONS OR DATA; STATEMENTS, CONTENT OR CONDUCT OF ANY THIRD PARTY ON THE SITE OR TOOLS; ANY ACTIONS THE FOUNDATION TAKES OR FAILS TO TAKE AS A RESULT OF COMMUNICATIONS YOU SEND; HUMAN ERRORS; TECHNICAL MALFUNCTIONS; FAILURES, INCLUDING PUBLIC UTILITY OR TELEPHONE OUTAGES; OMISSIONS, INTERRUPTIONS, LATENCY, DELETIONS OR DEFECTS OF ANY DEVICE OR NETWORK, PROVIDERS, OR SOFTWARE (INCLUDING, BUT NOT LIMITED TO, THOSE THAT DO NOT PERMIT PARTICIPATION IN THE TOOLS); ANY INJURY OR DAMAGE TO COMPUTER EQUIPMENT; INABILITY TO FULLY ACCESS THE SITE OR TOOLS OR ANY OTHER WEBSITE; THEFT, TAMPERING, DESTRUCTION, OR UNAUTHORIZED ACCESS TO, IMAGES OR OTHER CONTENT OF ANY KIND; DATA THAT IS PROCESSED LATE OR INCORRECTLY OR IS INCOMPLETE OR LOST; TYPOGRAPHICAL, PRINTING OR OTHER ERRORS, OR ANY COMBINATION THEREOF; OR ANY

OTHER MATTER RELATING TO THE SITE OR TOOLS. SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OF CERTAIN WARRANTIES OR THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES. ACCORDINGLY, SOME OF THE ABOVE LIMITATIONS MAY NOT APPLY TO YOU.

10.2 THE FOUNDATION HEREBY EXPRESSLY DISCLAIMS, WAIVES, RELEASES AND RENOUNCES ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON INFRINGEMENT.

10.3 WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE FOUNDATION, ITS DIRECTORS, OFFICERS AND EMPLOYEES , AND LICENSORS DO NOT REPRESENT OR WARRANT TO YOU THAT: (I) YOUR ACCESS TO OR USE OF THE TOOLS WILL MEET YOUR REQUIREMENTS, (II) YOUR ACCESS TO OR USE OF THE TOOLS WILL BE UNINTERRUPTED, TIMELY, SECURE OR FREE FROM ERROR, (III) USAGE DATA PROVIDED THROUGH THE TOOLS WILL BE ACCURATE, (III) THE TOOLS OR ANY CONTENT, SERVICES, OR FEATURES MADE AVAILABLE ON OR THROUGH THE TOOLS ARE FREE OF VIRUSES OR OTHER HARMFUL COMPONENTS, OR (IV) THAT ANY DATA THAT YOU DISCLOSE WHEN YOU USE THE TOOLS WILL BE SECURE.

10.4 YOU ACCEPT THE INHERENT SECURITY RISKS OF PROVIDING INFORMATION AND DEALING ONLINE OVER THE INTERNET, AND AGREE THAT THE FOUNDATION, ITS DIRECTORS, OFFICERS AND EMPLOYEES AND THE DAO HAVE NO LIABILITY OR RESPONSIBILITY FOR ANY BREACH OF SECURITY UNLESS IT IS DUE TO ITS GROSS NEGLIGENCE.

10.5 THE FOUNDATION, ITS DIRECTORS, OFFICERS AND EMPLOYEES AND THE DAO WILL NOT BE RESPONSIBLE OR LIABLE TO YOU FOR ANY LOSSES YOU INCUR AS THE RESULT OF YOUR USE OF THE ETHEREUM NETWORK OR THE METAMASK OR ANY OTHER ELECTRONIC WALLET, INCLUDING BUT NOT LIMITED TO ANY LOSSES, DAMAGES OR CLAIMS ARISING FROM: (A) USER ERROR, SUCH AS FORGOTTEN PASSWORDS OR INCORRECTLY CONSTRUED SMART CONTRACTS OR OTHER TRANSACTIONS; (B) SERVER FAILURE OR DATA LOSS; (C) CORRUPTED WALLET FILES; (D) INTELLECTUAL PROPERTY INFRINGEMENT BY THE USERS; (E) UNAUTHORIZED ACCESS OR ACTIVITIES BY THIRD PARTIES, INCLUDING BUT NOT LIMITED TO THE USE OF VIRUSES, PHISHING, BRUTEFORCING OR OTHER MEANS OF ATTACK AGAINST THE TOOLS, ETHEREUM NETWORK, OR THE METAMASK OR OTHER ELECTRONIC WALLET.

10.6 LAND PARCELS, WEARABLES AND ANY AND ALL ERC-721 TOKENS ARE INTANGIBLE DIGITAL ASSETS THAT EXIST ONLY BY VIRTUE OF THE OWNERSHIP RECORD MAINTAINED IN THE ETHEREUM NETWORK. ALL SMART CONTRACTS ARE CONDUCTED AND OCCUR ON THE DECENTRALIZED LEDGER WITHIN THE ETHEREUM PLATFORM. THE FOUNDATION HAS NO CONTROL OVER AND MAKES NO GUARANTEES OR PROMISES WITH RESPECT TO THE OWNERSHIP RECORD OR SMART CONTRACTS.

10.7 MANA ARE INTANGIBLE DIGITAL ASSETS THAT EXIST ONLY BY VIRTUE OF THE OWNERSHIP RECORD MAINTAINED IN THE ETHEREUM NETWORK. ALL SMART CONTRACTS ARE

CONDUCTED AND OCCUR ON THE DECENTRALIZED LEDGER WITHIN THE ETHEREUM PLATFORM. THE FOUNDATION HAS NO CONTROL OVER AND MAKE NO GUARANTEES OR PROMISES WITH RESPECT TO THE OWNERSHIP RECORD OR SMART CONTRACTS. THE FOUNDATION MAKES NO OFFER OR INVITATION TO ACQUIRE, PURCHASE, TRANSFER, SELL OR OTHERWISE DEAL IN MANA.

10.8. THE FOUNDATION IS NOT RESPONSIBLE FOR LOSSES DUE TO BLOCKCHAIN OR ANY OTHER FEATURES OF THE ETHEREUM NETWORK OR THE METAMASK OR OTHER ELECTRONIC WALLET, INCLUDING BUT NOT LIMITED TO LATE REPORT BY DEVELOPERS OR REPRESENTATIVES (OR NO REPORT AT ALL) OF ANY ISSUES WITH THE BLOCKCHAIN SUPPORTING THE ETHEREUM NETWORK, INCLUDING FORKS, TECHNICAL NODE ISSUES, OR ANY OTHER ISSUES HAVING FUND LOSSES AS A RESULT.

11. Limitation on Liability

11.1 YOU UNDERSTAND AND AGREE THAT THE FOUNDATION, ITS OFFICERS, EMPLOYEES, DIRECTORS, THE DAO, AND LICENSORS WILL NOT BE LIABLE TO YOU OR TO ANY THIRD PARTY FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES WHICH YOU MAY INCUR, HOWSOEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, INCLUDING, WITHOUT LIMITATION, ANY LOSS OF PROFITS (WHETHER INCURRED DIRECTLY OR INDIRECTLY), LOSS OF GOODWILL OR BUSINESS REPUTATION, LOSS OF DATA, COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR ANY OTHER INTANGIBLE LOSS, EVEN IF THE FOUNDATION HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.2 YOU AGREE THAT THE FOUNDATION’S TOTAL, AGGREGATE LIABILITY TO YOU FOR ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THESE TERMS OR YOUR ACCESS TO OR USE OF (OR YOUR INABILITY TO ACCESS OR USE) ANY PORTION OF THE TOOLS, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR ANY OTHER LEGAL THEORY, IS LIMITED TO THE GREATER OF (A) THE AMOUNTS ACTUALLY PAID BY YOU TO THE FOUNDATION UNDER THESE TERMS IN THE 12 MONTH PERIOD PRECEDING THE DATE THE CLAIM AROSE, OR (B) $100.

11.3 YOU ACKNOWLEDGE AND AGREE THAT THE FOUNDATION HAS MADE THE TOOLS AVAILABLE TO YOU AND ENTERED INTO THESE TERMS IN RELIANCE UPON THE WARRANTY DISCLAIMERS AND LIMITATIONS OF LIABILITY SET FORTH HEREIN, WHICH REFLECT A REASONABLE AND FAIR ALLOCATION OF RISK BETWEEN THE PARTIES AND FORM AN ESSENTIAL BASIS OF THE BARGAIN BETWEEN US. THE FOUNDATION WOULD NOT BE ABLE TO PROVIDE THE TOOLS TO YOU WITHOUT THESE LIMITATIONS.

11.4 SOME JURISDICTIONS DO NOT ALLOW THE EXCLUSION OR LIMITATION OF INCIDENTAL OR CONSEQUENTIAL DAMAGES, AND SOME JURISDICTIONS ALSO LIMIT DISCLAIMERS OR LIMITATIONS OF LIABILITY FOR PERSONAL INJURY FROM CONSUMER PRODUCTS, SO THE ABOVE LIMITATIONS MAY NOT APPLY TO PERSONAL INJURY CLAIMS.

12. Proprietary Rights

12.1 All title, ownership and Intellectual Property Rights in and to the Site and the Tools are owned exclusively by the Foundation or its licensors. The Foundation holds these Intellectual Property Rights for the benefit of the Decentraland community as a whole. You acknowledge and agree that the Site and Tools contains proprietary and confidential information that is protected by applicable intellectual property and other laws. Except as expressly authorized in Section 13, you agree not to copy, modify, rent, lease, loan, sell, distribute, perform, display or create Derivative Works based on the Site and the Tools, in whole or in part. The Foundation’s exclusive ownership shall include all elements of the Site and Tools, and all Intellectual Property Rights therein. The visual interfaces, graphics (including, without limitation, all art and drawings associated with Tools), design, systems, methods, information, computer code, software, “look and feel”, organization, compilation of the content, code, data, and all other elements of the Site and the Tools (but excluding the Content submitted by Users) (collectively, the “ Foundation Materials”) are owned by the Foundation, and are protected by copyright, trade dress, patent, and trademark laws, international conventions, other relevant intellectual property and proprietary rights, and applicable laws. All the Foundation Materials are the copyrighted property of the Foundation or its licensors, and all trademarks, service marks, and trade names contained in the Foundation Materials are proprietary to the Foundation or its licensors. Except as expressly set forth herein, your use of the Site and the Tools does not grant you ownership of or any other rights with respect to any content, code, data, or other materials that you may access on or through the Site and the Tools. The Foundation reserves all rights in and to the Foundation Materials not expressly granted to you in the Terms. For the sake of clarity, you understand and agree: (i) that any “purchase” of LAND, whether via the Tools or otherwise, does not give you any rights or licenses in or to the Foundation Materials (including, without limitation, the Foundation’s copyright in and to the art and drawings associated with the Tools and content therein) other than those expressly contained in these Terms; and (ii) that you do not have the right to reproduce, distribute, or otherwise commercialize any elements of the Foundation Materials (including, without limitation, the Foundation’s copyright in and to the art and drawings associated with the Tools and content therein) in any way without the Foundation’s prior written consent in each case, which consent the Foundation may withhold in its sole and absolute discretion.

12.2 You may choose to submit comments, bug reports, ideas or other feedback about the Site or the Tools, including without limitation about how to improve the Tools (collectively, “Feedback”). By submitting any Feedback, you agree that the Foundation is free to use such Feedback at the Foundation’s discretion and without additional compensation to you, and to disclose such Feedback to third parties (whether on a non-confidential basis, or otherwise), including the DAO. You hereby grant the Foundation and the DAO a perpetual, irrevocable, nonexclusive, worldwide license under all rights necessary for the Foundation and the DAO to incorporate and use your Feedback for any purpose.

12.3 You acknowledge and agree that you are responsible for your own conduct while accessing or using the Site and the Tools, and for any consequences thereof. You agree to use the Site and the Tools only for purposes that are legal, proper and in accordance with these Terms and any applicable laws or regulations. By way of example, and not as a limitation, you may not, and may not allow any third party to: (i) send, post, upload, transmit, distribute, disseminate or otherwise make available any Content in violation of the Content Policy approved by the DAO, including without limitation, Content that infringes the Intellectual Property Rights of any party and any Content that contains any hate-related or violent content or contains any other material or products that violate or encourage conduct that would violate any criminal laws, any other applicable laws, or any third party rights; (ii) distribute viruses, worms, defects, Trojan horses, spyware, time bombs, cancelbots, corrupted files, hoaxes, or any other items of a destructive or deceptive nature, or that may harvest or collect any data or information about other users without their consent; (iii) impersonate another person (via the use of an email address or otherwise); (iv) use the Site or the Tools to violate the legal rights (such as rights of privacy and publicity) of others; (v) engage in, promote, or encourage illegal activity (including, without limitation, money laundering); (vi) interfere with other users’ enjoyment of the Site or the Tools; (vii) exploit the Site or the Tools for any unauthorized commercial purpose; (viii) post or transmit unsolicited or unauthorized advertising, or promotional materials, that are in the nature of “junk mail,” “spam,” “chain letters,” “pyramid schemes,” or any other similar form of solicitation; (ix) modify, adapt, translate, or reverse engineer any portion of the Tools; (x) remove any copyright, trademark or other proprietary rights notices contained in or on the Site or the Tools or any part of it; (xi) reformat or frame any portion of the Site or the Tools; (xii) stalk, harass, or engage in any sexual, suggestive, lewd, lascivious, or otherwise inappropriate conduct with minors on the Site or the Tools; (xiii) use any robot, spider, site search/retrieval application, or other device to retrieve or index any portion of the Site, the Tools or the Content posted on the Tools, or to collect information about its users for any unauthorized purpose; (xiv) use any cheats, hacks, or any other unauthorized techniques or unauthorized third-party software to cheat in any competition or game that may be offered on the Tools by other Users, or to otherwise disrupt or modify the Tools or the experience of any users on the Tools; (xv) create user accounts by automated means or under false or fraudulent pretenses; (xvi) attempt to gain unauthorized access to any other user’s Account, password or Content; or (xvii) access or use the Tools for the purpose of creating a product or service that is competitive with the Tools.

12.4 Ownership and management of LAND, Non-fungible tokens (NTFs) and Content created by users::

LAND: All title and ownership rights over each piece of LAND lies with its owner. Each LAND owner decides the Content to be included in the LAND and may impose its own terms and conditions and policies. In the case of Districts, the relationship between the District and District participants - in any capacity - is exclusively governed by the applicable plan approved by each community. You are advised to review any such terms, conditions and policies before entering into transactions in any LAND. The Foundation does not control the Content of each LAND parcel and does not assume any liability or obligation in connection thereto. All Content uploaded to LAND must comply with the Content Policy. The Foundation holds the Intellectual

Property Rights over the LAND smart contract but does not have any Intellectual Property RIght over the Content introduced by each user.

NFTs: All title, ownership and Intellectual Property Rights over NFTs, including without limitation, Wearables, belong to the creator of the NFT. Transactions for the sale of NFT through the Marketplace will convey said title, ownership and Intellectual Property Rights to the purchaser. To the fullest extent possible, the creator will waive any moral rights over the NFTs upon transfer to third parties. Neither the Foundation nor the DAO have any Intellectual Property Rights over NFTs created by users. All NFTs must comply with the Content Policy.

Content: All title, ownership and Intellectual Property Rights over the Content created by users belongs to the users who created said Content. Neither the Foundation nor the DAO have any Intellectual Property Rights over the user’s Content. The creator of the Content may impose its own terms, conditions and licences for access and use of said Content. You are advised to review any such terms, conditions and policies before accessing any such Content. All Content must comply with the Content Policy.

13. Open Source License.

13.1 Grant of Copyright License.

Subject to the terms and conditions of this License, each Contributor hereby grants to you a perpetual, worldwide, non-exclusive, no-charge, royalty-free, irrevocable copyright license to reproduce, prepare Derivative Works of, publicly display, publicly perform, sublicense, and distribute the Work and such Derivative Works in Source or Object form. The following Tools are not subject to the provisions of this Section 13, and are of proprietary nature of the Foundation: Blog and Events. The Forum is of proprietary nature and is a development of Discourse; the DAO is based on an open source licence of Aragon.

13.2 Grant of Patent License.

Subject to the terms and conditions of this License, each Contributor hereby grants to you a perpetual, worldwide, non-exclusive, no-charge, royalty-free, irrevocable (except as stated in this section) patent license to make, have made, use, offer to sell, sell, import, and otherwise transfer the Work, where such license applies only to those patent claims licensable by such Contributor that are necessarily infringed by their Contribution(s) alone or by combination of their Contribution(s) with the Work to which such Contribution(s) was submitted. If you institute patent litigation against any entity (including a cross-claim or counterclaim in a lawsuit) alleging that the Work or a Contribution incorporated within the Work constitutes direct or contributory patent infringement, then any patent licenses granted to you under this License for that Work shall terminate as of the date such litigation is filed.

13.3 Redistribution.

You may reproduce and distribute copies of the Work or Derivative Works thereof in any medium, with or without modifications, and in Source or Object form, provided that you meet the following conditions: (i) modifications to the Work and the Derivative Works thereof shall not infringe the Privacy and Content Policies, nor allow the infringement of said policies or of Section 12.3 above, and require any further Contributor to abide by these limitations; (ii) any modifications to the Work or the Derivative Works can only take place until six (6) months have elapsed since the release of the relevant Work or Derivative Works by the Contributor to the general public; (iii) you must give any other recipients of the Work or Derivative Works a copy of this License; (iv) you must cause any modified files to carry prominent notices stating that you changed the files; (v) you must retain, in the Source form of any Derivative Works that you distribute, all copyright, patent, trademark, and attribution notices from the Source form of the Work, excluding those notices that do not pertain to any part of the Derivative Works; (vi) if the Work includes a “NOTICE” text file as part of its distribution, then any Derivative Works that You distribute must include a readable copy of the attribution notices contained within such NOTICE file, excluding those notices that do not pertain to any part of the Derivative Works, in at least one of the following places: within a NOTICE text file distributed as part of the Derivative Works; within the Source form or documentation, if provided along with the Derivative Works; or, within a display generated by the Derivative Works, if and wherever such third-party notices normally appear. The contents of the NOTICE file are for informational purposes only and do not modify the License. You may add your own attribution notices within Derivative Works that you distribute, alongside or as an addendum to the NOTICE text from the Work, provided that such additional attribution notices cannot be construed as modifying the License.

You may add your own copyright statement to your modifications and may provide additional or different license terms and conditions for use, reproduction, or distribution of your modifications, or for any such Derivative Works as a whole, provided your use, reproduction, and distribution of the Work otherwise complies with the conditions stated in this License.

13.4 Submission of Contributions.

Unless explicitly stated otherwise, any Contribution intentionally submitted for inclusion in the Work by you to the Foundation and/or its licensors shall be under the terms and conditions of this License, without any additional terms or conditions. Notwithstanding the above, nothing herein shall supersede or modify the terms of any separate license agreement you may have executed with the Foundation and/or its licensors regarding such Contributions.

13.5 Trademarks.

This License does not grant permission to use the trade names, trademarks, service marks, or product names of the Foundation and/or its licensors.

13.6 Disclaimer of Warranty.

Unless required by applicable law or agreed to in writing, the Foundation and/or its licensors provide the Work (and each Contributor provides its Contributions) on an “AS IS” BASIS, WITHOUT WARRANTIES OR CONDITIONS OF ANY KIND, either express or implied, including, without limitation, any warranties or conditions of TITLE, NON-INFRINGEMENT, MERCHANTABILITY, or FITNESS FOR A PARTICULAR PURPOSE. You are solely responsible for determining the appropriateness of using or redistributing the Work and assume any risks associated with your exercise of permissions under this License.

13.7 Limitation of Liability.

In no event and under no legal theory, whether in tort (including negligence), contract, or otherwise, unless required by applicable law (such as deliberate and grossly negligent acts) or agreed to in writing, shall any Contributor be liable to you for damages, including any direct, indirect, special, incidental, or consequential damages of any character arising as a result of this License or out of the use or inability to use the Work (including but not limited to damages for loss of goodwill, work stoppage, computer failure or malfunction, or any and all other commercial damages or losses), even if such Contributor has been advised of the possibility of such damages.

13.8 Accepting Warranty or Additional Liability.

While redistributing the Work or Derivative Works thereof, you may choose to offer, and charge a fee for, acceptance of support, warranty, indemnity, or other liability obligations and/or rights consistent with this License. However, in accepting such obligations, you may act only on your own behalf and on your sole responsibility, not on behalf of any other Contributor, and only if you agree to indemnify, defend, and hold each Contributor harmless for any liability incurred by, or claims asserted against, such Contributor by reason of your accepting any such warranty or additional liability.

14. Links

The Site and the Tools provide, or third parties may provide, links to other World Wide Web or accessible sites, applications or resources. Because the Foundation has no control over such sites, applications and resources, you acknowledge and agree that the Foundation, its officers, employees and the DAO are not responsible for the availability of such external sites, applications or resources, and do not endorse and are not responsible or liable for any content, advertising, products or other materials on or available from such sites or resources. You further acknowledge and agree that the Foundation, its officers, employees and the DAO, shall not be responsible or liable, directly or indirectly, for any damage or loss caused or alleged to be caused by or in connection with use of or reliance on any such content, goods or services available on or through any such site or resource.

15. Termination and Suspension

You shall have a right to terminate your Account at any time by canceling and discontinuing your access to and use of the Tools. The DAO may decide to terminate or suspend all or part of the Site and the Tools and your access to the Site and the Tools immediately, without prior notice or liability. You will not receive any refunds if you cancel your Account, or if these Terms are otherwise terminated. You agree that the DAO, in its sole discretion and for any or no reason, may terminate these Terms and suspend your Account(s) for the Tools. You agree that any suspension of your access to the Site or the Tools may be without prior notice, and that the DAO and/or the Foundation (and its officers and employees) will not be liable to you or to any third party for any such suspension.

In the event of your breach of these Terms or any suspected fraudulent, abusive, or illegal activity, the DAO and/or the Foundation may, without limitation, suspend your Account, block any infringing Content and adopt any other action deemed necessary to prevent future breaches, in addition to any other remedies the DAO and/or the Foundation and/or any User may have at law or in equity.

Upon any termination or suspension of your Account, you may no longer have access to information that you have posted on the Tools or that is related to your Account, and you acknowledge that the DAO and/or the Foundation will have no obligation to maintain any such information in the relevant databases or to forward any such information to you or to any third party. Upon termination of your Account, your right to use the Tools will immediately cease. The following provisions of these Terms survive any termination of these Terms: REPRESENTATIONS AND RISKS; TRANSACTION AND FEES; INDEMNITY; DISCLAIMERS; LIMITATION ON LIABILITY; PROPRIETARY RIGHTS; LINKS; TERMINATION AND SUSPENSION; NO THIRD-PARTY BENEFICIARIES; BINDING ARBITRATION AND CLASS ACTION WAIVER; GENERAL INFORMATION.

16. No Third-Party Beneficiaries

You agree that, except as otherwise expressly provided in these Terms, there shall be no third-party beneficiaries to the Terms.

17. Notice and Procedure for Making Claims of Copyright Infringement

If you believe that your Intellectual Property Rights (as this term is defined in the Content Policy) or the Intellectual Property Rights of a person on whose behalf you are authorized to act has been infringed, you are encouraged to contact the infringing party directly. Additionally, you may also contact the Foundation providing the following information:

●	an electronic or physical signature of the person authorized to act on behalf of the owner of the Intellectual Property Right;

●	a description of the Intellectual Property Right that you claim has been infringed; ● description of where the material that you claim is infringing is located on the Tools; ● your address, telephone number, and email address;

●	a statement by you that you have a good faith belief that the disputed use is not authorized by the owner of the Intellectual Property Right, its agent, or the law;

●	a statement by you, made under penalty of perjury, that the above information in your Notice is accurate and that you are Intellectual Property owner or authorized to act on the owner’s behalf.

The Foundation can be reached at email: legal@decentraland.org

To the extent possible, the Foundation may try to reach the would-be infringing party to forward your concerns. The Foundation is not in a position to assess the legal merits of the claims.

As the Foundation does not control the Content being uploaded by the users, if the user does not agree with your claim and/or does not accept to withdraw the infringing content, the DAO, as per the votes of the community, may take any of the following measures, (i) block the infringing Content so as to render it inaccessible through the Tools (although it could be still accessible through other clients); (ii) block the infringing user’s Account. Any further action, claim or remedy against the infringing user must be undertaken by the aggrieved user.

Although not at the core of its role or responsibilities, to the extent technically possible, the Foundation may also, at its sole discretion, (i) block any kind of Content uploaded by users; (ii) suspend user Accounts; and/or (iii) request documents evidencing the right of the contributor to use Intellectual Property Rights embedded in the Content.

18. Binding Arbitration and Class Action Waiver

PLEASE READ THIS SECTION CAREFULLY - IT MAY SIGNIFICANTLY AFFECT YOUR LEGAL RIGHTS, INCLUDING YOUR RIGHT TO FILE A LAWSUIT IN COURT

18.1 Initial Dispute Resolution

The parties shall use their best efforts to engage directly to settle any dispute, claim, question, or disagreement and engage in good faith negotiations which shall be a condition to either party initiating a lawsuit or arbitration.

18.2 Binding Arbitration

If the parties do not reach an agreed upon solution within a period of 30 days from the time informal dispute resolution under the Initial Dispute Resolution provision begins, then either party may initiate binding arbitration as the sole means to resolve claims, subject to the terms set forth below.

Specifically, any dispute that is not resolved under the Initial Dispute Resolution provision shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. The following shall apply in respect of such arbitration: (i) the number of arbitrators shall be three (one nominated by each party and one nominated by the ICC); (ii) the decision of the arbitrators will be binding and enforceable against the parties and a judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction thereto (provided that in no event will the arbitrator have the authority to make any award that provides for punitive or exemplary damages or to award damages excluded by these Terms or in excess of the limitations contained in these Terms); (iii) the seat, or legal place, of arbitration shall be the City of Panama, Panama; and (iv) the language to be used in the arbitral proceedings shall be English, any documents submitted as evidence that are in another language must be accompanied by an English translation and the award will be in the English language. Claimants and respondents shall bear its or their own costs of the arbitration, including attorney’s fees, and share equally the arbitrators’ fees and ICC’s administrative costs. For purposes of cost sharing, all claimants shall be considered one party and all respondents shall be considered one party. The parties shall maintain strict confidentiality with respect to all aspects of any arbitration commenced pursuant to these Terms and shall not disclose the fact, conduct or outcome of the arbitration to any non-parties or non-participants, except to the extent required by applicable Law or to the extent necessary to recognize, confirm or enforce the final award or decision in the arbitration, without the prior written consent of all parties to the arbitration.

18.3 Class Action Waiver

The parties further agree that any arbitration shall be conducted in their individual capacities only and not as a class action or other representative action, and the parties expressly waive their right to file a class action or seek relief on a class basis. YOU AND THE FOUNDATION AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN YOUR OR ITS INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. If any court or arbitrator determines that the class action waiver set forth in this paragraph is void or unenforceable for any reason or that an arbitration can proceed on a class basis, then the arbitration provision set forth above shall be deemed null and void in its entirety and the parties shall be deemed to have not agreed to arbitrate disputes.

18.4 Exception - Litigation of Intellectual Property and Small Court Claims

Notwithstanding the parties’ decision to resolve all disputes through arbitration, either party may bring an action in state or federal court to protect its Intellectual Property Rights. Either party may also seek relief in a small claims court for disputes or claims within the scope of that court’s jurisdiction.

18.5 30-day Right to Opt-Out

You have the right to opt-out and not be bound by the arbitration and class action waiver provisions set forth above by sending written notice of your decision to opt-out to the following email address: legal@decentraland.org. Your notice must be sent within 30 days of your first use of the Tools, otherwise you shall be bound to arbitrate disputes in accordance with the terms of those paragraphs. If you opt-out of these arbitration provisions, the Foundation also will not be bound by them.

18.6 Changes to this Section

The Foundation will provide 60-days’ notice of any changes to this section. Changes will become effective on the 60th day, and will apply prospectively only to any claims arising after the 60th day.

These Terms and the relationship between you and the Foundation shall be governed by the laws of Panama, without regard to conflict of law provisions.

For any dispute not subject to arbitration you and The Foundation agree to submit to the exclusive jurisdiction of the courts with seat in the city of Panama, Panama. You further agree to accept service of process by mail, and hereby waive any and all jurisdictional and venue defenses otherwise available.

19. General Information

19.1 Entire Agreement

These Terms (and any additional terms, rules and conditions of participation that the Foundation or the DAO may post on the Site or on the Tools) constitute the entire agreement between you and the Foundation with respect to the Tools and supersedes any prior agreements, oral or written, between you and the Foundation. In the event of a conflict between these Terms and the additional terms, rules and conditions of participation, the latter will prevail over the Terms to the extent of the conflict.

19.2 Waiver and Severability of Terms

The failure of the Foundation or the DAO to exercise or enforce any right or provision of the Terms shall not constitute a waiver of such right or provision. If any provision of the Terms is found by an arbitrator or court of competent jurisdiction to be invalid, the parties nevertheless agree that the arbitrator or court should endeavor to give effect to the parties’ intentions as reflected in the provision, and the other provisions of the Terms remain in full force and effect.

19.3 Statute of Limitations

You agree that regardless of any statute or law to the contrary, any claim or cause of action arising out of or related to the use of the Site, the Tools or the Terms must be filed within one (1) year after such claim or cause of action arose or be forever barred.

19.4 Section Titles

The section titles in the Terms are for convenience only and have no legal or contractual effect.

19.5 Communications

Users with questions, complaints or claims with respect to the Site or the Tools may contact us using the relevant contact information set forth above and at legal@decentraland.org.

20. Definitions

The following definitions shall apply only to Section 13 of the Terms:

“Contribution” shall mean any work of authorship, including the original version of the Work and any modifications or additions to that Work or Derivative Works thereof, that is intentionally submitted to Licensor for inclusion in the Work by the copyright owner or by an individual or Legal Entity authorized to submit on behalf of the copyright owner. For the purposes of this definition, “submitted” means any form of electronic, verbal, or written communication sent to the Licensor or its representatives, including but not limited to communication on electronic mailing lists, source code control systems, and issue tracking systems that are managed by, or on behalf of, the Licensor for the purpose of discussing and improving the Work, but excluding communication that is conspicuously marked or otherwise designated in writing by the copyright owner as “Not a Contribution.”

“Contributor” shall mean the Foundation and/or any individual or Legal Entity on behalf of whom a Contribution has been received by Licensor and subsequently incorporated within the Work.

“Derivative Works” shall mean any work, whether in Source or Object form, that is based on (or derived from) the Work and for which the editorial revisions, annotations, elaborations, or other modifications represent, as a whole, an original work of authorship. For the purposes of this License, Derivative Works shall not include works that remain separable from, or merely link (or bind by name) to the interfaces of, the Work and Derivative Works thereof.

“Legal Entity” shall mean the union of the acting entity and all other entities that control, are controlled by, or are under common control with that entity. For the purposes of this definition, “control” means (i) the power, direct or indirect, to cause the direction or management of such entity, whether by contract or otherwise, or (ii) ownership of fifty percent (50%) or more of the outstanding shares, or (iii) beneficial ownership of such entity.

“License” shall mean the terms and conditions for the use, reproduction, and distribution of the open source, as defined by Section 13.

“Licensor” shall mean the copyright owner or entity authorized by the copyright owner that is granting the License.

“Object” form shall mean any form resulting from mechanical transformation or translation of a Source form, including but not limited to compiled object code, generated documentation, and conversions to other media types.

“Source” form shall mean the preferred form for making modifications, including but not limited to software source code, documentation source, and configuration files.

“Work” shall mean the work of authorship of the Tools, made available under the License, as indicated by a copyright notice that is included in or attached to the Work.